Exhibit 99.1.1

Office Depot Third Quarter 2003 — Mid Quarter Update
September 3, 2003 — 8:00 a.m.

Transcript of a Taped Message Available at
www.officedepot.com/companyinfo under Investor Relations
Beginning on September 3, 2003 at 8:00 am (ET)

Eileen Dunn:

Welcome to our mid quarter update for the third quarter ending September 27, 2003.

Before Bruce begins his comments, let me remind you that except for historical information, the matters discussed in this taped message are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.

Forward-looking statements, including projections and anticipated levels of future performance, involve risks and uncertainties, which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in our filings with the United States Securities and Exchange Commission, including without limitation our 10-K’s and 10-Q’s. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties.

Now let me turn the call over to Bruce Nelson, Office Depot’s Chairman & CEO:

Office Depot Third Quarter 2003 — Mid Quarter Update
September 3, 2003 — 8:00 a.m.

Bruce Nelson:

Thanks Eileen...

A brief summary of where we stand so far in the quarter... North American retail sales continue to show sequential quarterly improvement in spite of significantly declining sales in technology, reflecting average selling price declines in some of our key hardware categories, even though unit sales are up. Back-to-School sales are up over last year. Both North American BSG sales and total International sales, in local currencies, are tracking in line with our expectations. However, the recent strengthening of the dollar versus the euro and pound, is putting some pressure on our European operating profit. Based on current currency exchange rate trends, we now expect a couple of pennies of downside risk to EPS in the 3rd quarter. Our recent acquisition of Guilbert is proceeding as planned and is achieving our forecasted synergies.

Quarter to date, comparable North American retail sales are showing sequential improvement over the second quarter. Back-to-School sales are up over last year with strong unit growth in many key categories in a highly competitive Back-to-School season. Quarter-to-date traffic and transaction counts are also up over last year, showing their strongest results so far this year.

Quarter-to-date on a total category basis, core office supplies are comping positive, with particular strength in ink, toner, and paper. Our retail furniture initiatives are beginning to show signs of improving sales trends in this category. However, as I said, declining sales in virtually all of our computer hardware categories is currently offsetting these positive quarter-to-date sales trends in the rest of our business. This weakness in technology sales is primarily attributable to declining average selling prices, not volume. For example, quarter-to-date comparable sales of all-in-one machines are down over 15% in dollar volume, while comparable unit sales in these categories are up over 20%.

Office Depot Third Quarter 2003 — Mid Quarter Update
September 3, 2003 — 8:00 a.m.

As expected, the highly competitive Back-to-School market, as well as our planned clearance activities are putting some pressure on gross margins. Our overall retail gross margins are expected to be in the range of 100 basis points below last year, which is in line with our previous expectations. Trending positive comps in core office supply categories remain very encouraging, but as I said, are being somewhat offset by declining sales in technology. So, we now expect 3rd quarter North American retail comps to be slightly negative to neutral versus our previous expectation for slightly positive comps, virtually all attributable to declines in technology.

Moving on to our North American BSG segment, our contract and e-commerce businesses continue to show sales improvement over second quarter levels, although our North American catalog business remains soft, in line with expectations. For the quarter, BSG sales growth is trending around the low single digit range. Sales in the large customer segments continue to outpace sales growth in our small and medium size accounts. Our worldwide e-commerce sales remain on track to achieve $2.5 billion sales forecast for the full year. Gross margins in the quarter are tracking on plan, and we continue to see improvements in productivity and efficiency that should continue to drive down our cost structure on a year-over-year basis, again consistent with our plans and consistent with what we have been able to do the past few years.

From the International segment, sales in local currencies are holding steady at planned levels. They have improved sequentially over the second quarter, although Germany and France continue to suffer from weaker economic conditions. As I said earlier, currency rates have moved unfavorably over the past two months and have dropped well below our expectations for the period. In fact, during the quarter so far, the euro has dropped dramatically from a high of $1.16 to the current $1.09 level against the dollar. With the Guilbert acquisition, almost 25% of our total sales are now outside of North America and fluctuations in the euro and pound will have a larger impact on our reported results. As I said, if currency rates remain at current levels or the euro and pound should decline further against the dollar, we now see a downside foreign exchange risk to consolidated 3rd quarter consensus earnings of a couple of pennies per share.

Office Depot Third Quarter 2003 — Mid Quarter Update
September 3, 2003 — 8:00 a.m.

Our integration of Guilbert remains on track to achieve the synergies and accretion we have previously outlined. This highly strategic acquisition virtually doubled our size in Europe and is complementary to our existing large, profitable European business.

While we are managing through the current economic and currency challenges, we remain highly optimistic about our ability to generate strong earnings when we begin to see a pick up in overall business spending and employment levels. We remain relentlessly focused on finding new and innovative ways to grow our business. We now expect 20-25 Millennium remodels to be completed or in progress by the end of the 4th quarter, and we remain highly encouraged by the results in our first new Millennium store in the Atlanta market. As I said before, we plan to make significant changes in North America retail technology plan-o-grams and product offerings in the 4th quarter that we believe will improve our selling results in this important category.

Yesterday, we announced a new store-within-a-store test with Albertsons, which will give us additional access to convenience traffic, as well as a better understanding of the convenience market as a whole. We see this as another attractive opportunity for us to partner with successful retailers, servicing their customers with Office Depot products and further strengthening our overall brand position.

We have many focused initiatives underway in North American Retail — and we remain confident and encouraged by early their results. We are gaining share in the large customer segment in North American Delivery, and as I said before, we are even more confident that our acquisition of Guilbert will generate substantial shareholder value.

Thanks for taking the time to listen, and have a great day.